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                                                                                                                   EXHIBIT 12
                                                        THE BEAR STEARNS COMPANIES INC.
                                        STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                       (In thousands, except for ratio)
                      (Unaudited)   (Unaudited)
                      Nine-Months   Nine-Months   Fiscal Year     Fiscal Year     Fiscal Year     Fiscal Year    Fiscal Year
                         Ended         Ended        Ended           Ended           Ended           Ended          Ended
                       March 29,     March 31,   June 30, 1995   June 30, 1994   June 30, 1993   June 30, 1992  June 30, 1991
                         1996          1995

Earnings before
 taxes on income     $  559,106     $  243,755    $  388,082     $  642,799      $  614,398      $  507,625      $  229,501

Add: Fixed Charges
     Interest         1,463,102      1,214,021     1,678,515      1,023,866         710,086         834,859       1,141,029
     Interest factor
      in rents           19,301         18,264        24,594         21,772          20,084          20,874          18,715

 Total fixed charges  1,482,403      1,232,285     1,703,109      1,045,638         730,170         855,733       1,159,744

Earnings before
 fixed charges and
 taxes on income     $2,041,509     $1,476,040    $2,091,191     $1,688,437      $1,344,568      $1,363,358      $1,389,245

Ratio of earnings
 to fixed charges           1.4            1.2           1.2            1.6             1.8             1.6             1.2



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